UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 1, 2006

MILLENNIUM BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	000-49611	54-1920520
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

1601 WASHINGTON PLAZA

RESTON, VIRGINIA 20190

(Address of principal executive offices)

(703) 464-0100

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On August 1, 2006, Millennium Bankshares Corporation (the “Company”) and Millennium Bank, National Association (the “Bank”), a wholly owned subsidiary of the Company, entered into a consulting agreement with CCM Consulting Services, Inc. (“CCM Consulting”), a Virginia corporation wholly owned by Carroll C. Markley, and also a new employment agreement with Carroll C. Markley, the Company’s President and Chief Executive Officer and the Bank’s Chairman and Chief Executive Officer. The parties entered into the agreements in connection with the announcement of Mr. Markley’s retirement plans, which are discussed further under Item 5.02 of this Report.

The following is a brief description of the terms and conditions of the Agreements. The description is qualified in its entirety by reference to the full text of the consulting agreement and the employment agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

The agreements become effective on the day immediately following Mr. Markley’s retirement date, which shall be the later to occur of (a) March 31, 2007, or (b) such time when the employment of a successor to Mr. Markley as Chief Executive Officer of the Company and the Bank has commenced. In no event shall the retirement date occur earlier than March 31, 2007. Under the agreements, Mr. Markley will remain an employee of the Company and also provide consulting and advisory services to the Company and the Bank. In addition, Mr. Markley will serve as a member of the board of directors of both the Company and the Bank during the term of the consulting agreement. Each of the agreements has a term of two years from the effective date, and the agreement terms will run concurrently.

Under the agreements, the Company and the Bank will pay Mr. Markley and CCM Consulting base compensation that is substantially the same in the aggregate as the compensation he is currently receiving from them, and Mr. Markley will be eligible to receive a bonus in an amount contingent upon the amount of the bonuses that are payable to the Company’s executive officers under its incentive compensation plan. Mr. Markley also will be entitled to receive group employee benefits on the same basis as the Company’s executive officers and will receive the use of a vehicle and payment of country club dues. In a change in control (as defined in the agreements), CCM Consulting and Mr. Markley, as applicable, will be entitled to receive a lump sum payment in the amount of CCM Consulting’s compensation and Mr. Markley’s compensation and target bonus for 48 months. This payment will offset any compensation owed to Mr. Markley and/or CCM Consulting for the same period and is not intended to provide double compensation for any period of time.

Item 5.02. Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officers

On August 1, 2006, the Company issued a press release announcing that Carroll C. Markley, its Chairman, President and Chief Executive Officer, has informed the Company that he intends to retire from active management of the Company and the Bank on March 31, 2007. The Company also announced that it will commence its search for a successor to Mr. Markley soon after its 2006 annual meeting of shareholders. The Company’s search will be led by the

Nominating and Corporate Governance Committee of its board of directors; Mr. Markley has indicated that he will remain as the Company’s President and Chief Executive Officer until a successor is hired if his successor has not been hired by March 31, 2007. In no event will Mr. Markley’s retirement occur earlier than March 31, 2007.

The August 1, 2006 press release is attached hereto as Exhibit 99.1.

Item 9.01 Exhibits

Exhibit 10.1	Consulting Agreement of Carroll C. Markley, dated as of August 1, 2006, by and among the Company, the Bank and CCM Consulting Services, Inc.

Exhibit 10.2	Employment Agreement of Carroll C. Markley, dated as of August 1, 2006, by and among the Company, the Bank and Carroll C. Markley

Exhibit 99.1	Press release dated August 1, 2006

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM BANKSHARES CORPORATION

Date: August 1, 2006	By:	/s/ Carroll C. Markley
Carroll C. Markley
Chairman of the Board, President and
Chief Executive Officer

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